Exhibit 10.21

SUPPLEMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This supplement (the “Supplement”) amends the employment agreement by and between Texas South Energy, Inc., a Nevada corporation (the “Company”) and John B. Connally III (“Employee”), dated January 5, 2017 and as initially supplemented effective January 5, 2017 (“Employment Agreement”), and this Supplement is dated effective May 1, 2018 (“Effective Date”).

WHEREAS, the Company and Employee desire to supplement the Employment Agreement to add a provision to Section 4 of the Employment Agreement to allow accrued compensation owed as of the Effective Date to be paid at the option of Employee through the issuance of Company common stock;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Supplement of Section 4. Section 4(b) of the Employment Agreement is hereby supplemented by adding the following sentence to the end of Section 4(b) as follows:

“Employee has the right, at his option, to receive restricted shares of Company common stock valued at $0.02 per share, in lieu of cash, for all or a portion of the compensation owed to Employee through the period ended April 30, 2018 (which amount aggregates to $550,000).”

2. No Other Amendments or Supplements. Except as set forth in Section 1, the Employment Agreement shall remain in full force and effect as currently in effect.

3. Severability. Should any one or more of the provisions of this Supplement be determined to be illegal or unenforceable, all other provisions of this Supplement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

4. Counterparts. This Supplement may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5. Entire Agreement. This Supplement and the Employment Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

6. Defined Terms. Defined terms used in this Supplement shall have the meaning ascribed to them herein or in the Employment Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Supplement or has caused this Supplement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

Texas South Energy, Inc.

By:
Michael J. Mayell
Chief Executive Officer

Employee

John B. Connally III

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